UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

Adrenalina
(Name of Small Business Issuer in its Charter)

Nevada	000-52675	20-8837626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20855 NE 16 Ave., Suite #C-16
Miami, Florida 33179
(Address of principal executive offices)

305-770-4488
(Issuer's telephone number)

(Former name or former address, if changed since last report)

Copies to:
Marc J. Ross, Esq.
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective December 3, 2008, the Board of Directors (the “Board”) of Adrenalina (the “Company”) voted to elect Michael Abramowitz to serve as a new director to fill a vacancy on the Board.  Mr. Abramowitz’s term will expire at the Company’s 2010 annual meeting of shareholders.  The Board appointed Mr. Abramowitz to the Board’s Audit Committee, Compensation Committee and Governance Committee.  Further, Mr. Abramowitz was appointed to serve as the chairman of the Audit Committee.

Since January 2006, Mr. Abramowitz has been CFO of IFX Networks, a multinational telecommunications company with presence in 8 countries. In his current position, he led the turnaround of the company by growing revenues from $19M to $32M, reducing expenses, and obtaining debt and equity financing. From July 2004 to December 2005, Mr. Abramowitz was the CFO at Nurses 24/7, a U.S. multi-state, nurse staffing company. From August 2001 to June 2004, Mr. Abramowitz was the Finance Director for Technion Communication, a call center company. He established the Company's international operations in Colombia and Barbados, and successfully transferred over $10M of business out of the U.S. to those locations.  Prior to his tenure at Technion Communication, Mr. Abramowitz worked 5 years at General Electric where he held different positions in Finance.  Mr. Abramowitz graduated in Finance from Boston University and completed GE's financial management program.

There were no arrangements between Mr. Abramowitz and any other persons regarding Mr. Abramowitz’s selection as a director, and there are no applicable transactions between Mr. Abramowitz and the Company under Regulation S-K Item 404.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adrenalina

Date: December 8, 2008	By:	/s/ Michael Labinski
Michael Labinski
Chief Financial Officer